Exhibit 99.1

Floor 1 FTZ International Auto Mall, 86 Tianbao Avenue, Free Trade Zone, Tianjin, P.R.China 300461

Tel: 86 (22) 25762771 Fax: 86 (22) 66271509

Depository Trust Provides China Auto Logistics Inc.

A Further 30 Day Extension

TIANJIN, CHINA -- (September 17, 2014) - China Auto Logistics Inc. (the "Company" or "CALI") (NASDAQ: CALI), a top seller in China of luxury imported automobiles and a leading provider of auto-related services, reported today it has been granted a further 30 day extension by Depository Trust Company (“DTC”) with respect to the latter’s determination to suspend all book entry services provided to DTC participants with respect to CALI’s shares (a “Global Lock”).

Mr. Tong Shiping, Chairman and CEO of the Company, stated, "We remain opposed to DTC's decision to impose a Global Lock on CALI shares, which would have a harmful effect on current shareholders. We will continue to update shareholders when there is any further news.”

About China Auto Logistics Inc.

China Auto Logistics Inc. is one of China's top sellers of imported luxury vehicles. It also provides a growing variety of "one stop" automobile related services such as short term dealer financing. Additionally, in November, 2013, it acquired the owner and operator of the 26,000 square meter Airport International Auto Mall in Tianjin for $91.4 million, with plans to develop the auto mall, among other things, as the flagship site for a joint venture with Car King (China) Used Car Trading Co., Ltd. In August, 2014, the Company also announced a Strategic Cooperation Agreement with a leading auto dealer leasing and development company to greatly expand its high end imported auto business via the purchase and construction of new auto malls throughout China coupled with a new e-commerce platform.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission. We do not undertake any obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Sun Jiazhen
sjz_cali@126.com

Ken Donenfeld
DGI Investor Relations Inc.
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727